Exhibit 4.5

DESCRIPTION OF SECURITIES

The following description of securities of Mercato Partners Acquisition Corp. (the “company,” “we,” “us” and “our”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the company’s second amended and restated certificate of incorporation (our “amended and restated certificate of incorporation”), bylaws (our “bylaws”) and our warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent (our “warrant agreement”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.5 is a part, and the General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to read such documents for additional information. Terms used but not otherwise defined herein shall have the meanings ascribed to them in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), of which this Exhibit 4.5 is a part.

The following summary describes our Class A common stock, par value $0.0001 per share (“Class A common stock”), our redeemable public warrants to purchase shares of Class A common stock (“public warrants”), and our units, each consisting of one share of Class A common stock and one-half of one public warrant (“Units”) which are the only securities of the company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.0001 per share.

Class A Common Stock

As of the date of this report, 28,750,000 shares of our common stock are outstanding, consisting of:

•	23,000,000 shares of our Class A common stock underlying the units issued in our initial public offering; and

•	5,750,000 shares of Class B common stock held by our initial stockholders.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Only holders of our Class B common stock will have the right to elect all of our directors prior to the consummation of our initial business combination. In addition, prior to the completion of an initial business combination, holders of our Class B common stock may remove a member of the board for any reason. These provisions of our amended and restated certificate of incorporation may only be amended by a resolution passed by the holders of a majority of our Class B common stock. On any other matter submitted to a vote of our stockholders, holders of our Class B common stock and holders of our Class A common stock will vote together as a single class, except as required by applicable law or stock exchange rule. Unless specified in our amended and restated certificate of incorporation or bylaws, or as required by applicable law or stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders (other than the election of directors). There is no cumulative voting with respect to the election of directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of Class A common stock, if we were to enter into an initial business combination, we may (depending on the terms of such an initial business combination) be required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the initial business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares upon the completion of our initial business combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest (net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.15 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting fees we will pay to the underwriter. The redemption right will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination. Permitted transferees of our initial stockholders, officers or directors will be subject to the same obligations.

Unlike some other blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by applicable law or stock exchange listing requirements, if a stockholder vote is not required by applicable law or stock exchange listing requirements and we do not decide to hold a stockholder vote for business or other reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation will require these tender offer documents to contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by applicable law or stock exchange rules, or we decide to obtain stockholder approval for business or other reasons, we will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, unless a different vote is required by applicable law or stock exchange rules, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. Unless otherwise required by applicable law or stock exchange rules, a quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. However, the participation of our sponsor, officers, directors, advisors or any of their respective affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds and agreements may make it more likely that we will consummate our initial business combination.

If we seek stockholder approval of our initial business combination and do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming more than an aggregate of 15% of the public shares included in the units sold in our IPO, without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their stock in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, our initial stockholders, officers and directors have (and their permitted transferees, as applicable, will agree) agreed to vote any founder shares and any public shares held by them in favor of our initial business combination. As a result, in addition to our initial stockholders’ founder shares, we would need only 7,500,001, or 37.5% (assuming all outstanding shares are voted and the over-allotment option is not exercised), or 1,250,001, or 6.25% (assuming only the minimum number of shares representing a quorum are voted and the over-allotment option is not exercised), of the 20,000,000 shares included in the units sold in our IPO to be voted in favor of a transaction in order to have our initial business combination approved. Additionally, each public stockholder may elect to redeem its public shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our initial business combination within 15 months from the closing of our IPO or the Extension Period, we will: (1) cease all operations, except for the purpose of winding up; (2) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 15 months from the closing of our IPO or the Extension Period. However, if our initial stockholders, officers or directors acquire public shares after our IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within 15 months from the closing of our IPO or the Extension Period.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of our initial business combination, including interest (net of taxes payable), upon the completion of our initial business combination, subject to the limitations described herein.

Redeemable Warrants

Each whole warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder and therefore you will need to hold units in integral multiples of two in order for you to exercise your warrants prior to their separation from the units. No fractional warrants will be issued upon separation of the units. If, upon separation of the units, a holder of warrants would be entitled to receive a fractional warrant, we will round down to the nearest whole number the number of warrants to be issued to such holder. In addition, only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or our liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the sale of the shares of Class A common issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC and, within 60 business days after such closing, have an effective registration statement covering the sale, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of our Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial business combination, holders of warrants will have the right, until such time as there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, and during any period when we will have failed to maintain an effective registration statement, to exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00 per share. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described in this prospectus with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the sale of the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period or we require the warrants to be exercised on a cashless basis as described below. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants being exercised for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants being exercised, multiplied by the excess of the “fair market value” of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the volume-weighted average price of our Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the definition of “fair market value” in such case. We will provide our warrant holders with the final fair market value no later than one business day after this ten-trading day period ends. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00 per share. Once the warrants become exercisable, we may redeem the outstanding warrants (including both public warrants and private placement warrants):

•	in whole and not in part;

•	at a price of $0.10 per warrant;

•

upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•	if, and only if, the Reference Value equals or exceeds $10.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and

•	if, and only if, the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair market value of Class A common stock
Redemption date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is

$13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per whole warrant. Finally, as reflected in the table above, we can redeem the warrants for no consideration in the event that the warrants are “out of the money” (i.e. the trading price of our Class A common stock is below the exercise price of the warrants) and about to expire.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00 per share.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing fair value for their warrants, based on a Black-Scholes option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.50. No fractional shares of Class A common stock will be issued upon exercise of a warrant in connection with a redemption. If, upon such exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Class A common stock to be issued to the holder. Any redemption of the warrants for shares of Class A common stock will apply to both the public warrants and the private placement warrants.

Holder Restriction on Warrant Exercise. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation to modify the substance or timing of our obligation to provide holders of our Class A common stock the right to have their shares redeemed or to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our Class A common stock if we do not complete our initial business combination within 15 months from the closing of our IPO or the Extension Period, or with respect to any other material provision relating to stockholder rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at Newly Issued Price of less than $9.20 per share of Class A common stock, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above in “Redeemable Warrants — Redemption of warrants for cash when the price per share of Class A common stock equals or exceeds $18.00” and “Redeemable Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger described above in “Redeemable Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity, mistake (including to conform the warrant agreement to the description thereof herein) or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. The terms of the private placement warrants may not be amended without the consent of holders of at least 50% of the private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision of our warrant agreement, however, does not apply to claims under the Exchange Act or any claim for which the federal courts of the United States of America have exclusive jurisdiction.

The terms of the warrants will allow for the deduction and withholding of any taxes that are required to be deducted or withheld from any payments, deemed distributions, or deliveries of value in connection with the warrants (as determined by any applicable withholding agent). In the event that we are required to remit any amounts to a taxing authority on account of taxes required to be deducted or withheld in respect of any warrants, we will be entitled to offset any such amounts against any amounts or value payable to the applicable holder.

Units

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as described in the registration statement in connection with our initial public offering. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder and therefore a warrant holder will need to hold units in integral multiples of two in order to exercise warrants prior to their separation from the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Class A common stock and warrants comprising the units began separate trading on December 27, 2021. Once the shares of Class A common stock and warrants commence separate trading, holders will have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into shares of Class A common stock and warrants.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues, earnings and cash flows, if any, capital requirements and general financial condition and liquidity subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board at such time. In addition, our board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness or obtain other financing, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, fraud or bad faith of the indemnified person or entity.

Listing

The units, Class A common stock and warrants are listed on the Nasdaq Global Market, under the ticker symbols “MPRAU,” “MPRA” and “MPRAW,” respectively. The units are currently trading on the Nasdaq Global Market, and separate trading of the Class A common stock and the warrants on the Nasdaq Gloabl Market commenced on December 27, 2021.